00154 Rome - Viale del Campo Boario, 56/d
T 06 518991 F 0651894203

To Customs and Monopolies Agency
Central Gaming Monopoly and Tax Management Unit
Piazza Mastai, 11
00153 Rome
Attention: Dr. Roberto Fanelli
Central Manager

Rome, December 1, 2017

Subject:
Article 20, para. 1, of Italian Law Decree of October 16, 2017, no. 148 - continuation of the license agreement - Acknowledgement of acceptance of your communication with Protocol no. 0133677 of December 1, 2017.

In response to the note indicated above, this Company hereby accepts and undertakes to continue with the license in place, relating to the collection, including remote collection, for instant-win state lotteries, until the new term of September 30, 2028, as regulated by Article 20, para. 1, of Italian Law Decree of October 16, 2017, no. 148 (converted definitively into Law on November 30, 2017), undertaking to pay the amounts stated by that Decree by the dates indicated by this Administration in the note which is acknowledged herein.

We attach to this letter a copy of the communicated stated, signed as a mark of acceptance, and a copy of the decision of the Board of Directors of this Company indicating my signing powers.

Yours faithfully,

LOTTERIE NAZIONALI S.r.l.
[signature]
Marzia Mastrogiacomo
CEO

LNDR-30-00728/17
LOTTERIE NAZIONALI srl
Company Capital, fully paid up, 31,000,000.00 Euro
VAT no., Tax Code and Rome BUS. REG.
10969001006
Econ. and Admin. Reg. [REA] 1268368
[Quality System Certification stamp:]

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aams [AUTONOMOUS ADMINISTRATION OF THE STATE MONOPOLIES]
Customs and Monopolies Agency

AUTONOMOUS ADMINISTRATION OF THE STATE MONOPOLIES

AGREEMENT FOR A LICENSE AGREEMENT FOR RUNNING PUBLIC GAMBLING KNOWN AS INSTANT-WIN STATE LOTTERIES

The Autonomous Administration of the State Monopolies, AAMS, with main office in Rome at Via della Luce, 34/a - bis, represented by Davide Diamare, in his capacity of Director of Lotto and Lotteries Office 16º, as a result of a special proxy
AND

The company Lotterie Nazionali s.r.l., LN, with main office in Viale del Campo Boario 56/D., Rome, represented by Marco Tasso, in his capacity of Chairman,

HEREBY AGREE THAT

except where indicated otherwise, terms written in bold type in this document shall have the meaning indicated next to each one of them in the list of definitions, which forms an integral, substantial and binding part of this deed of agreement

WHEREAS

-	on 08/15/2009, an announcement published in the Official Journal of the European Communities launched an open selection procedure to identify the entities to be granted a license;

-	on 04/02/2010, this selection procedure was reopened with an announcement published in the Official Journal of the European Communities;

-
on 05/12/2010, the candidate selection procedure concluded with the results being published in the Official Journal of the Republic of Italy, no. V^ Special Series - Contracts, no. 55, dated 05/14/2010, indicating that the company identified above placed first in the rankings generated by the special selection committee appointed by the AAMS with measure no. 2009/38380/Giochi/Ltt dated 10/07/2009;

-	AAMS confirmed the regularity and completeness of the documents submitted by the licensee and ascertained the regularity and consistency of the guarantees submitted by the licensee.

HEREBY AGREE TO THE FOLLOWING
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CHAPTER I
RECITALS, OBJECT AND TERM OF THE LICENSE
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Article 1
Validity of the recitals and other documents

1.	The recitals, the general conditions, the technical specifications, in addition to the list of definitions, form an integral, substantial and binding part of the deed of agreement.

Article 2
Object of the license

1.
Without prejudice to AAMS's right to issue individual lotteries, in accordance with current legislative provisions, the object of the license is the activities and functions for running public gambling known as instant-win state lotteries, through the preparation of a computerized system, the production of tickets, the distribution and marketing of said tickets, the payout of winnings, the collection of the tax on gaming proceeds and its payment to AAMS, for running the following games:

a)	instant-win lotteries, including remote participation;
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b)	any other game classified as public gambling known as instant-win state lotteries that AAMS might decide to market at any time;

c)	optional games and games that complement public gambling known as instant-win state lotteries.

2.
AAMS may suspend - at its sole discretion and without any compensation for the licensee, at any time during the period of validity and effectiveness of the license - the marketing of one or more lotteries included under the license.

3.
The management and operation of deferred-draw lotteries is reserved for the Autonomous Administration of the State Monopolies, which shall manage them directly or via a fully publicly-owned company. The licensee undertakes to act as a distributor - using its own network in accordance with Article 5, paragraph 2, letter f), as required by AAMS and without any additional compensation - of the tickets for deferred-draw lotteries.

4.	AAMS reserves the right to attach instant-win lottery coupons to the tickets for deferred-draw lotteries.

Article 3
Additions to the license
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1.
AAMS may require the licensee, and licensee henceforth explicitly undertakes to agree, to make the changes, during the period of validity and effectiveness of the license, to the activities related to running public gambling known as instant-win state lotteries, in addition to running and managing the distribution network, indicated in the deed of agreement, considered necessary should unforeseeable events arise

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that result in significant changes to the context, including the effects of legislative changes or the implementation of measures on public gambling pursuant to Article 2, paragraph 1, letters b) and c).

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2.	Any modifications or supplements to the license shall be incorporated and formalized in an additional document signed by the parties, forming an integral part of the deed of agreement.

Article 4
Term of the license

1.
The license, which may be renewed no more than one time, has a nine-year term subdivided into two periods of 5 and 4 years, respectively, starting on June 1, 2010. Continuation of the license for the second period is conditional on a positive performance assessment by AAMS, to be expressed by the end of the first half of the fifth year of the license.

2.	One of several factors addressed in the assessment is the minimum level of money collected starting in 2012, which must be 60% of the total collection for the previous year.

3.
The provisions contained in this agreement apply to the lotteries AAMS has issued since October 1, 2010. These provisions also apply to the lotteries AAMS issued prior to October 1, 2010 and those which have not been closed, or those for which the terms for claiming prizes after closure have not passed.

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4.
In order to avoid interruptions in service and in the collection of the tax on gaming proceeds in the event that unforeseeable events create a situation of extreme urgency that is incompatible with the amount of time required for a selection procedure, which would entail a new invitation to tender being issued, AAMS is unilaterally entitled, at the end of the natural nine-year term, to extend the duration of the license for an additional six months, under the same terms and conditions of this same deed of agreement, notifying the licensee of this decision at least ninety days before the license expires. Once this time period has expired, any additional extension shall require the consent of the licensee.

CHAPTER II
GENERAL REQUIREMENTS AND RESPONSIBILITIES OF THE LICENSEE

Article 5
General requirements of the licensee

1.
The licensee undertakes to perform the activities and functions begin assigned by effect of this deed of agreement for running public gambling known as instant-win state lotteries by means of its own exclusive distribution network on the entire state territory consisting of at least 10,000 points of sale to be activated by December 31, 2010. The licensee shall engage in these activities and functions by following the instructions indicated in the deed of agreement, and shall guarantee the service levels indicated in the technical specifications and in the Annexes to this deed

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of agreement, through the organization of its own means or the means of third parties, for whom it shall accept direct responsibility and notify to AAMS.

2.
The licensee, in relation to the running of public gambling known as instant-win state lotteries, in addition to complying with the requirements detailed in the deed of agreement and the related Annexes, in the general conditions and the related Annexes and in the technical specifications, also undertakes to:

a)	follow and adopt every requirement provided by the rules and regulations for the different types of public gambling known as instant-win state lotteries covered by the license;

b)	follow the provisions of the current Consolidated Law on Public Safety, every legal provision and every relevant provision of any other present or future authority on the matter;

c)
implement consumer information campaigns regarding the rules of the games, not to mention the current requirements and provisions for the protection of legal gambling and the promotion of safe gambling and the prevention of gambling addiction, including the implementation of specific institutional AAMS awareness-raising campaigns;

d)	comply with AAMS provisions on the use of institutional logos, in addition to the proper use of promotional tools and advertising;

e)	prepare its corporate accounting in accordance with the specific instructions, if any, supplied by AAMS;

f)
activate, by December 31, 2010, its own exclusive distribution network across the entire state territory, consisting of at least 10,000 points of sale and covering at least every province and 30% (thirty percent) of the municipalities;

g)	distribute - through the exclusive network referred to in letter f), above, at AAMS's request and without any additional compensation - the tickets for deferred-draw lotteries.

3.
The licensee acknowledges and accepts the fact that the license is conditional on full compliance with the current anti-mafia laws. In specific, the licensee acknowledges and accepts the fact that in the event provisional or final measures are issued against itself and/or its legal representatives or members of its management boards, in application of the anti-mafia laws, then AAMS shall initiate the license forfeiture procedure, without prejudice to AAMS's right to file for damage compensation. To this end, the licensee undertakes to produce, on a semiannual basis, updates to the documents submitted during the entry into this deed of agreement.

4.
The licensee acknowledges and accepts, explicitly waiving any reservations in this regard, that AAMS shall initiate the license forfeiture process, without prejudice to its right to file for damage compensation, if the competent authorities receive anti-mafia information signaling the untrue or incomplete nature of what was reported on the certificates that were submitted.

5.
The legal representative of the licensee undertakes to renew, on an annual basis by January 31, starting in 2011, the declaration - on its own behalf and on behalf of other members of the management and supervisory boards - of the lack of any grounds for prohibition, forfeiture or suspension, as indicated in Article 10 of Law no. 575 of 1965, with subsequent modifications and supplements, and the lack of any pending proceedings for application of one of the prevention measures indicated in Article 3 of Law no. 1423 of 1956.

6.	The licensee must comply, for the entire term of the license, with the requirements indicated in the general conditions and the technical specifications.

Article 6
Prohibition on license transfer, exceptions to the prohibition, and changes to licensee's holding structure

1.	Direct or indirect transfers of license ownership are prohibited.

2.
The licensee undertakes to provide AAMS with advance notice of any changes in legal form or changes to its shareholders in excess of 5 percent relative to what was communicated when the license was granted, issuing a declaration pursuant to Article 1 of Presidential Decree no. 187 of May 11, 1991.

Article 7
Special diligence requirements of the licensee

1.
The licensee, in order to facilitate the transition of the activities and functions covered by the license, expressly undertakes to guarantee, during the 12 (twelve) months prior to expiration of the license, the full cooperation of its technical and organizational structures with AAMS, the new licensee or the third party indicated by AAMS. The licensee, in specific, is required to supply the staff members assigned by AAMS and the new licensee with any and all information needed to facilitate the changeover in management.

2.
The licensee, in the event of mandatory management resulting from revocation or forfeiture of the license, undertakes to implement, pursuant to Article 28, every activity necessary to ensure uninterrupted gaming and to transfer the activities and functions to another entity.

Article 8
Management requirements for the company holding the license

1.	The licensee expressly undertakes:

a)	to replenish the equity capital immediately and fully in the event it is decreased, or to maintain it as demanded by the development of the licensed activities and functions;

b)	to maintain the debt ratio at a value no greater than 4 (four), understood as the ratio of total liabilities to net worth, for the entire term of the license;

c)
to provide AAMS, within 15 days of approval, with the financial statements and the quarterly accounting records for the company and the parent holding company, both necessarily accompanied by a certification report issued by an accounting firm listed in

CONSOB's registry, or by equally reliable and appropriate documentation from the country where the registered offices are based;

d)
to prior notification of AAMS, for purposes of its assessments, of any changes in the composition of licensee's corporate bodies and the head of the dedicated organizational unit, should one be set up;

e)
to provide AAMS, within four months of signing this deed of agreement, with documentation of the successful Quality certification for corporate management systems in accordance with UNI EN ISO 9001:2008 standards, along with an explicit commitment to keeping this certification valid for the entire term of the license;

f)
to provide AAMS, upon its request, with all information needed to assess the organizational, management, support and control procedures for the physical distribution network, especially in reference to the customer service and distribution logistics departments.

Article 9
Requirements for staff/employee treatment

1.	The licensee must comply with all current legislation regarding its employees, especially in reference to the rules and regulations on social security and workplace accident prevention.

2.
The licensee also undertakes to follow all current legislation on workplace health and safety, pursuant to Legislative Decree no. 626 of September 19, 1994, with subsequent modifications and supplements.

3.	The licensee expressly undertakes to hold AAMS harmless and indemnified from the consequences of any non-compliance with the regulations and technical requirements of the laws cited in this article.

4.
The licensee undertakes, accepting responsibility for all related costs, to comply with all of its duties with respect to its own staff, as derived from the relevant legislative and regulatory provisions on labor and social welfare and from the national collective bargaining agreements, including supplements.

5.
The licensee also undertakes to apply, to its own employees, regulatory and wage conditions no less than those specified in the collective bargaining agreements for the category and location in which the license services are being provided, as well as every other collective agreement that is entered into for the specific categories and locations.

6.	The licensee also undertakes to continue applying the aforementioned collective agreements after their expiration and up until their renewal.

7.
It is expressly agreed that any higher costs derived from the application of the regulations and technical requirements referred to in this article shall be fully borne by the licensee, who may not advance any claims against AAMS for any reason.

Article 10
Sole responsibility of the licensee

1.
The licensee expressly accepts, solely and exclusively, every organizational, technical, and commercial liability and every other form of liability derived from the execution and management of the activities and functions covered by the license and management of the distribution network, even if some of its activities are entrusted to third parties with AAMS's prior authorization.

2.
The licensee expressly undertakes to hold AAMS harmless and indemnified of any third-party liability connected to the activities and functions granted in license. In specific, the licensee expressly declares to release AAMS from any form of liability related to activities performed and services provided directly by third parties in relation to the license.

3.	The licensee undertakes, in any event, to hold AAMS harmless and indemnified of any costs incurred, including legal costs, as the result of:

a)
court orders, even when not final in nature, related to judgments or proceedings of any kind and related directly or indirectly to violations of the requirements of this deed of agreement, to the gaming rules or provisions established in the domain of public gambling known as instant-win state lotteries;

b)	agreements, even when temporary in nature, entered into as the result of any judgment or decision referring directly or indirectly to violations of the requirements dictated by this deed of agreement.

Article 11
Commercial responsibility of the licensee

1.
The licensee expressly declares to have acquired and accumulated, as the result of its own specific investigations and research, full knowledge of the current situation and the market prospects for the public gambling known as instant-win state lotteries segment. Therefore no dispute or request based on lack of disclosure may be advanced by the licensee in the future.

2.
The licensee thus assumes the business risk related to the preparation and management of the activities and functions under this deed of agreement and, as a result, the burden of any business losses, releasing AAMS from any liability and renouncing any claims for damage compensation against it, whatever the reason.

3.
The licensee, in specific, accepts full, sole liability deriving from every type of consumer complaint related to the running of public gambling known as instant-win state lotteries in the context of its share of this gaming segment, henceforth undertaking to hold AAMS harmless and indemnified of all related liability.

4.	The licensee expressly and unconditionally agrees to assume all costs and expenses connected to the activities covered by the license, including tax-related burdens, including:

a)	the registration fees for this deed of agreement;

b)	the fees paid for any providers used for the management of payment methods;

c)	the fees paid to the points of sale in its own network, as provided by current legislation;

d)
the costs for management and the upgrading and expansion of technological systems and whatever else is needed to assure proper, prompt performance of the activities and functions covered by the license;

e)
the management costs for the technological platform used for remote money collection for public gambling known as instant-win state lotteries, in addition to the costs for purchasing, installing and managing the technological systems of the distribution network;

f)	all costs derived from application of the safety and confidentiality rules described in the technical specifications.

Article 12
Financial responsibility of the licensee

1.
The licensee expressly and unconditionally undertakes to pay the costs due for any reason during performance of the deed of agreement and on the basis of any other law or measure or regulation governing public gambling known as instant-win state lotteries, in accordance with the payment methods and schedules provided therein.

2.
The licensee, in specific, undertakes to assure proper payment processing for the amounts owed to AAMS, in accordance with the methods provided for in the measures regulating public gambling known as instant-win state lotteries, also with remote participation, the object of the license, and any other measures issued by AAMS. In specific, the licensee undertakes to pay the taxes for the gambling proceeds from the previous month's ticket sales by the 10th day of the month. The payment shall be made to the State Provincial Tax division of Rome, with AAMS indicating the revenue sections to be attributed. In the event of delays, the licensee undertakes to pay the penalty indicated in Article 26, paragraph 2, letter n), in addition to late interest calculated at the legal interest rate and applied from the day after the due date to the day of actual payment.

3.
The licensee also expressly and unconditionally undertakes to pay out winnings in a correct, timely manner, including payments resulting from consumer complaints, in accordance with current legislative provisions. In specific, the licensee must, for each instant-win lottery and for each lottery with remote participation, proceed to pay the single prizes payable on demand at the point of sale, or to pay them directly into the gaming account. For higher level prizes payable by the licensee, payments must be made within a maximum of thirty days, at the locations indicated by the licensee, after the date of presentation of the winning ticket, and is subject to the deadline of forty-five days from the date of AAMS's publication, in the G.U.R.I., of the lottery closing announcement. The licensee nevertheless agrees to the provisions of Law no. 88 of July 7, 2009 and the relative implementation measures pertaining to public gambling known as instant-win state lotteries with remote participation. In the event of delayed prize payment, the licensee undertakes to pay the penalty indicated in Article 26, paragraph 2, letter d), in addition to interest calculated at the legal interest rate from the day after the due date to the day of actual payment.

4.	The parties expressly agree that the licensee shall be directly responsible for paying out winnings to the consumers in a correct, timely manner.

5.
The licensee expressly and unconditionally undertakes to guarantee timely payment of any amounts owed to consumers within the time limits set forth in the rules and regulations for public gambling known as instant-win state lotteries, also with remote participation.

6.
The payment of prizes shall be the sole responsibility of the licensee, who therefore declares to hold AAMS harmless and indemnified of any cost or liability for payments made for fake or counterfeit, losing, already paid or stolen tickets, or any other tickets which should not be paid for any other reason.

7.
The parties hereby expressly agree that in the event the licensee, in accordance with the rules and regulations for public gambling known as instant-win state lotteries and the regulations on remote gaming, engages in remote collection by using third parties to pay out the winnings, the licensee undertakes to oversee proper, timely third-party fulfillment of the provisions of paragraphs 2 through 5 of this Article, while remaining financially liable, with no exceptions, should said obligations fail to be honored.

Article 13
Requirements related to intellectual property rights

1.
The licensee undertakes to hold AAMS harmless and indemnified from any and all claims, liabilities, losses and damages claimed by any party, even when the licensee is using devices and technical solutions for which others have already obtained rights.

2.
Should a violation of industrial property rights, copyrights or rights of commercial use or exploitation related to original works lead to in-court or out-of-court action, the licensee undertakes to grant unconditional consent for AAMS's exclusion pursuant to and for the effects of Article 108 of the code of civil procedure.

3.	Each party shall notify the other party in writing immediately should the types of legal actions indicated in this article ever arise.

4.	The licensee expressly and unconditionally undertakes, in any event, to support AAMS at every level of court for any violations, as referred to in paragraphs 1 and 2, made directly against AAMS.

5.	The licensee undertakes, in any event, to hold AAMS harmless and indemnified of any costs incurred, including legal costs, as the result of:

a)	court orders, even when not final in nature, related to trials or proceedings of any kind and directly or indirectly related to infringement of the requirements under this article;

b)	agreements, even when temporary in nature, made in the conclusion of any judgment or decision directly or indirectly related to a violation of the requirements dictated by this article.

6.
The licensee undertakes to recognize all of AAMS's exclusive industrial property rights and rights to commercial use and exploitation for original works connected to public gambling known as instant-win state lotteries conceived by it and introduced or developed during the term of the license. These original works include any developments in and adjustments to the gaming software, for which the licensee expressly undertakes to recognize, even after the license has expired, AAMS's exclusive property rights for the related source code. The licensee thus agrees to register the aforementioned rights in AAMS's name within thirty days of first use.

CHAPTER III
RUNNING PUBLIC GAMBLING KNOWN AS INSTANT-WIN STATE LOTTERIES

Article 14
Licensee's commitments in relation to running public gambling known as instant-win state lotteries

1.	The licensee expressly undertakes, in full compliance with the current legal and regulatory provisions on matters of public gambling known as instant-win state lotteries:

a)	to set up a computerized system for processing these games through the random generation of prizes;

b)	to produce tickets as described in the ticket safety and reliability plan, i.e., in accordance with procedures approved by AAMS;

c)	to distribute and market said tickets using the network of points of sale detailed in the technical-organizational plan for the exclusive distribution network;

d)	to pay out the winnings;

e)	to pay the tax on gambling proceeds to AAMS.

2.
The licensee undertakes to guarantee regular collection for the public gambling known as instant-win state lotteries through the management of an exclusive distribution network, in accordance with the service levels indicated in the technical specifications and in the Annexes to this deed of agreement. The unauthorized suspension of collection, not to mention the failure to honor the commitments undertaken during the tender process, shall trigger, when they do not constitute causes for forfeiture or revocation, application of the penalties indicated in Article 26, paragraph 2, letter p), in addition to the application, when the conditions are met, of other sanctions foreseen in the deed of agreement or by other laws.

3.	The licensee expressly undertakes to assure, starting in 2012, a minimum collection level in the public gambling known as instant-win state lotteries segment subject to the license equal to 60 percent of the collection for the previous year.

4.
The licensee undertakes to provide AAMS with all information needed to identify any additional points of sale that the licensee decides to activate in accordance with the license relationship. The licensee is prohibited from distributing and marketing public gambling known as instant-win state lotteries at any locations other than the points of sale included in the exclusive distribution network of the licensee. This is without prejudice to AAMS's option to authorize, with its own measures, the licensee to install automatic distributors of public gambling known as instant-win state lotteries in the immediate vicinity of a physical point of sale only, as long as the positioning of the distributor does not threaten the distribution networks of other licensees and respects any legal and regulatory requirements AAMS deems fit to issue.

5.	The licensee expressly undertakes to:

a)	provide AAMS with specific certifications documenting the random generation of the prizes contained in the tickets before proposing the lotteries to be issued;

b)
deliver, within 3 months of signing the deed of agreement, a quality plan that identifies the control and management aspects associated with the license, drafted in accordance with regulation ISO 10005:2007;

c)	submit, within 24 months of entering into this deed of agreement, a certification of its own quality system in accordance with regulation UNI EN ISO 9001:2008;

d)
arrange for printing the tickets for public gambling known as instant-win state lotteries in a sufficient quantity for the needs of its exclusive network of points of sale and set up a distribution network capable of ensuring efficient resupply;

e)
supply, on a regular basis, the points of sale for the tickets with the necessary support materials, consumer advertising and communication materials, both institutional and product-based, for the public gambling known as instant-win state lotteries covered by the license, and distribute, to the points of sale in its exclusive network, tickets for deferred-draw lotteries;

f)
provide the points of sale with advance notification of the provisions and requirements of the rules and regulations for public gambling known as instant-win state lotteries, and give immediate notice of any changes or additions thereto;

g)	assure, at the points of sale:

i.	ongoing professional updates on the legal and regulatory provisions on public gambling known as instant-win state lotteries;

ii.	a supply of the tools needed for proper marketing of the actual products;

iii.	administration and use of the technological systems, including the procedures for managing operational anomalies in the data communication network.

6.
The licensee expressly undertakes to ensure the implementation of innovations affecting the public gambling known as instant-win state lotteries covered by the license, as instructed in AAMS's development plan.

7.	The licensee expressly and unconditionally undertakes to provide continuous updating of the consumer-information website, in accordance with chapter 20.11 of the general conditions.

8.
The licensee transmits to AAMS, electronically and on an ongoing basis, all information stored in its own processing system, at the maximum level of analysis and in accordance with the procedures and time frame indicated in the technical specifications.

9.
The licensee transmits to AAMS, electronically and on an ongoing basis, in accordance with the procedures and time frame indicated by AAMS, any additional information requested by AAMS concerning the performance of the public gambling known as instant-win state lotteries.

10.	The licensee undertakes to provide AAMS with advance notice of its national and local advertising and publicity campaigns, in order to permit for appropriate coordination with AAMS's own campaigns.

11.
The licensee, in support of institutional and advertising initiatives prepared by AAMS, expressly undertakes to allocate, starting with the initiation of this license, funds amounting to no more than EUR 5,000,000.00 (five million/00) each year.

12.
The licensee undertakes, in accordance with the development plan promoted by AAMS, to provide AAMS with a program of projects and promotional initiatives that licensee intends to adopt in the coming year, by November 30 of each year for managing the games under the license. The program referred to above shall indicate the implementation times and costs for the various items, calculated at 0.5 percent of its collection and, in any event, no more than EUR 25,000,000.00 (twenty-five million/00). In response to a justified request by the licensee, or at its own initiative, AAMS may authorize or order the anticipation or reallocation of some or all of one year's planned investment to the previous or subsequent year, without prejudice to the total investment budgeted for each year. The licensee, with authorization from AAMS, may make further investments in addition to the ones described above on a year-by-year basis.

13.
The licensee undertakes to inform AAMS, within the deadlines indicated in the general conditions and, in any event, within thirty days of filing, of any trademarks it will be using, other than those of the other licensees and AAMS, in relation to activities covered by the license, in accordance with current legislation and the deed of agreement. It also undertakes to use the acronym "scratch & win" for all purposes covered by the license.

14.	The licensee undertakes, by April 30, 2010, and by November 30 each year thereafter, to submit an annual marketing plan to AAMS for approval; said plan shall indicate:

a)	the number of lotteries to be issued;

b)	the presumed launch date for each lottery;

c)	the public sales price for each lottery;

d)	the pay-out for each lottery;

e)	the number of tickets and batches to be produced for each lottery;

f)	the mechanism used to determine that the average pay-out per licensee is no more than 75% of the amount collected by that licensee;

g)	indications, if any, of compliance with the public gambling known as instant-win state lotteries development plan prepared by AAMS.

15.
The licensee undertakes, for each lottery to be issued, to submit a marketing plan to AAMS at least 60 days prior to commercialization. Said plan shall indicate the technical and graphic features, the public sales price, the rules of the game, the instructions for the game, the total prizes being distributed for each batch of tickets (aka pay-out), the pay-out percentage defined in the rules, the winning combinations, the size of the prize for each combination, the number of prizes, the winnings and winning tickets for each combination in each batch of tickets. Within the next 30 days, AAMS authorizes the implementation of the project if it considers the proposal to be fully compliant with:

a)	the law;

b)	protecting the public trust;

c)	the maximum percentage of the average pay-out per licensee, equal to or less than 75% of the collection for all instant-win lotteries promoted by it.
For instant-win lotteries with remote participation, notwithstanding the provisions in the relevant implementation Law no. 88 of July 7, 2009.

The licensee also undertakes to manage the lotteries in accordance with the issuance rules issued by AAMS based on the indications supplied in the licensee's marketing plan and any changes or additions that AAMS deemed fit to make.
The licensee undertakes to incorporate every indication AAMS deems fit to make on the tickets themselves.

16.	The licensee undertakes to follow the accounting requirements indicated in Annex 4 and in any other measures that AAMS deems fit to issue, in accordance with the indicated time frame and procedures.

17.	The licensee undertakes to assure proper ticket preservation at the points of sale, which shall be equipped with storage areas and suitable security measures for preventing theft or tampering.

18.
The licensee undertakes to supply AAMS with the information identifying any instant-win lottery tickets that have been stolen, robbed, burned or damaged when they are still accessible by the licensee, so that AAMS may proceed to cancel them in accordance with current legislation. Tickets are considered to be inaccessible to the licensee once they have received initial validation by a point of sale.

19.	The games being offered must not resort to any elements that are against the law, public policy or morality.

20.	The games being offered must not violate any provisions of current legislation on matters of copyrights, trademarks and patents.

21.	The licensee agrees to accept the civil and criminal risks derived from its conduct and to hold AAMS harmless and indemnified for the consequences of any violations.

22.	The licensee promotes responsible gambling and communicates this fact to the players.

Article 15
Licensee's commitments related to the running of public gambling known as state lotteries with remote participation

1.
The licensee expressly undertakes to activate, when the license starts, the collection of public gambling known as state lotteries with remote participation. This collection is carried out through the remote distribution network, as provided by the AAMS managerial decrees adopted pursuant to Law no. 248 of December 2, 2005, Article 11-quinquesdecies, paragraph 1, as modified, and pursuant to Law no. 88 of July 7, 2009, as modified, and the relative implementation measures, and in accordance with the requirements and technical specifications of chapter 9, point 2, letter j) of the general conditions and chapters 4.3 and 5.4 of the technical specifications.

2.
The licensee, in relation to public gambling known as state lotteries with remote participation, with effect from entry into this deed of agreement, undertakes to provide for ongoing updates of the related website, as per chapter 20.11 of the general conditions.

3.
The licensee permits the remote collection at the point of sale authorized by AAMS on the basis of art. 24 of Law no. 88 of July 7, 2009, and guarantees the conditions required for the correct running of the collection from public gambling known as state lotteries with remote participation.

4.
The licensee undertakes to preserve a copy of each contract with the remote point of sale, drawn up as the per the template approved by AAMS, and the related Annexes for the entire term of the license and to submit them to AAMS when requested, which may be done in electronic format.

5.
The licensee expressly undertakes to adopt the payment method rules provided by the relevant legal and regulatory provisions. If third parties are used to perform its activities and functions, the licensee shall remain fully and solely accountable to AAMS and to the consumers for any services rendered on its behalf for this purpose. Third party subjects include the suppliers of processing services for payment methods.

Article 16
Use of intangible assets for public gambling known as instant-win state lotteries

1.
The licensee may use - on its own account or for third parties, with prior authorization from AAMS - the intangible assets (patents and trademarks) related to public gambling known as instant-win state lotteries for the following purposes:

a)	commercial exploitation through the production and distribution of dedicated accessories;

b)	commercial exploitation of any component of said assets, including more extensive elaboration and reproduction thereof;

c)	the creation of forms or the distribution of formats through any communication platform.

2.	The licensee, in order to use the assets referred to in paragraph 1, submits the related economic-technical feasibility plan to AAMS with an indication of the related fee.

3.	The use of intangible assets referred to in paragraph 1 is conditional on a specific measure by AAMS.

CHAPTER IV
OPERATING THE DISTRIBUTION NETWORK FOR RUNNING PUBLIC GAMBLING KNOWN AS INSTANT WIN STATE LOTTERIES

Article 17
Technical and organizational commitments by the licensee related to operating the physical distribution network for collection for public gambling known as instant-win state lotteries

1.
The licensee, in relation to operating the physical distribution network for collection for public gambling known as instant-win state lotteries, expressly undertakes to comply with the requirements indicated in the technical-organizational plan for the distribution network and in the technical specifications in order to ensure that the services meet the demands of safe gambling and satisfy the tax requirements, not to mention the growth in the supply of public gambling known as instant-win state lotteries. In specific, the licensee undertakes to assure:

a)
that its exclusive network of physical points of sale correspond to the socio-demographic dynamics of the Italian population, or to other factors, in accordance with the development plan drafted by AAMS, and in any event maintaining a minimum of 10,000 points of sale covering all provinces and 30 percent of the municipalities;

b)
full compliance of the technological systems with the requirements and technical-operational specifications indicated in the technical specifications, and with any technological upgrades required by AAMS in order to guarantee that the technological and market value of the distribution network for collection for public gambling known as instant-win state lotteries is maintained over time.

2.	The licensee, in specific, in order to guarantee management of the physical distribution network, expressly undertakes to:

a)	enter into a contract based on a template approved by AAMS, as per section 20.8 of the general conditions;

b)	oversee the business conducted by the physical points of sale by verifying the occurrence of illegal or irregular conduct and providing for immediate unilateral withdrawal or contract termination when this type of conduct is detected;

c)	report to AAMS, using the procedures indicated by AAMS, any illegal or irregular conduct at the physical points of sale, the anomalies detected and the measures taken;

d)	activation of new physical points of sale and their connection to the data communication network, in accordance with the provisions of the technical specifications;

e)
communication to AAMS, using the methods indicated in the technical specifications, of the information on physical points of sale into which new contracts have been entered and any changes in contract ownership or location of the physical point of sale;

f)	transmission to AAMS, upon request, of a copy of each contract with the physical point of sale and the related Annexes, for the entire duration of the license, even in electronic format;

g)	communication to AAMS of any unilateral withdrawals or terminations of the contract entered into with the physical point of sale;

h)	support for the physical points of sale using the contact center's remote support tools and, when necessary, on-site access;

i)	verification of the exhibition, at the physical points of sale, of the rules of the game, the AAMS logo and the safe gambling, the name of the licensee and announcements by AAMS.

3.	The licensee, in specific reference to the technological systems, expressly undertakes to guarantee their operation and development through:

a)	continuous monitoring of the full and continuous functionality of the data communication network and the gaming terminals;

b)	routine and non-routine maintenance of the data communication network and the gaming terminals for timely restoration of full, continuous functionality;

c)
continuous updating and implementation of the hardware and gaming software, central and peripheral, and renewal of the overall pool with technological upgrades, as provided under the technical specifications and the technological upgrades requested by AAMS.

Article 18
Licensee's commitments regarding inventory updating for tangible and intangible assets

1.
With effect from the initiation of the license, the licensee shall provide AAMS, by June 30 each year, with the inventory update indicated in Annex 1 of the deed of agreement, divided into a "Tangible assets" section and an "Intangible assets" section, that constitutes the physical distribution network, as resulting from any changes made by the licensee during the previous calendar year.

2.	By September 15 each year, AAMS shall approve the asset inventory update indicated in paragraph 1, after consulting with the licensee in the event of disputes.

3.
With effect from the initiation of the license, as an exception to the deadline indicated in paragraph 1, the licensee expressly undertakes to update the asset inventory's "Intangible assets" section, within 10 days of when registered by AAMS, as provided by Article 13, paragraph 6.

Article 19
Assignment of the physical distribution network for collection for public gambling known as instant-win state lotteries

1.
At the end of the license period, the licensee shall cede, at no expense to AAMS and at its request, all assets constituting the physical distribution network. The assets must be unencumbered by any third-party rights or claims at the time of assignment.

2.
The assignment transactions, which shall follow the procedures indicated in the technical specifications in consultation between AAMS and the licensee, shall begin in the six months prior to expiration of the license, thus safeguarding the need not to compromise the physical distribution network. AAMS, for purposes of the assignment, shall confirm, following the positive results of an inspection, the technical and operational status of the physical distribution network. The assets must be assigned to AAMS under conditions assuring uninterrupted operation of the physical distribution network and the service levels indicated in Annexes 1, 2 and 3. The cost of transferring the physical distribution network shall be borne by the licensee.

Article 20
Use of the physical distribution network for collection for public gambling known as instant-win state lotteries for services not covered by the license

1.
The licensee may use the physical distribution network for gaming services other than those included in the license, with prior authorization from AAMS and in accordance with the service levels indicated in the technical specifications.

2.
The licensee may use the physical distribution network for gaming services, on its own account or for third parties, with prior authorization from AAMS and in accordance with the service levels indicated in the technical specifications.

3.
For purposes of issuing the authorizations referred to in paragraphs 1 and 2, the licensee shall provide AAMS with the related technical feasibility plan, and the licensee shall continue to be liable for any damages resulting from the uses referred to in paragraphs 1 and 2.

4.	The agreements related to use of the physical distribution network for the services referred to in paragraphs 1 and 2, a copy of which must be delivered promptly to AAMS, must necessarily provide:

a)	an expiry date prior to the termination of the license;

b)	an automatic early termination clause, in the event of revocation of the license or forfeiture of the license.

5.
AAMS reserves the right to use the physical distribution network for purposes of offering non-gaming services other than those described in paragraph 2. In such cases, a dedicated addendum to the deed of agreement, pursuant to Article 3, paragraph 2, shall define the services requested of the licensee.

CHAPTER V
REGULATION OF THE LICENSE RELATIONSHIP

Article 21
Guarantee for proper performance of the requirements and licensing commitments

1. The licensee offers a guarantee, as per paragraph 2, below, in the form of a security deposit, in cash or in government bonds, or through guarantees issued by banks, lending institutions or insurance institutions. Said guarantee must be irrevocable, distinct from the main obligation, and redeemable on demand without no exceptions, including an express waiver of the right to enforce precautionary payment by the principal debtor.
2. The object of the guarantee, the total amount of which shall be EUR 75,000,000.00 (seventy-five million/00), except as provided by letter a), below, for the first year of the license, consists in proper fulfillment - during the term of the license and also during any mandatory management - of the requirements related to running public gambling known as instant-win state lotteries. This guarantee shall cover the following specific requirements, up to parity with the related indemnification limits:

a)
the prompt and accurate payment of taxes due and any other proceeds indicated by the laws on public gambling known as instant-win state lotteries, for the entire term of the license. For the first year of the license, the indemnification limit shall be EUR 50,000,000.00 (fifty million/00). For subsequent years the indemnification limit is equal to 5 percent of the revenue earned by the Tax authorities from public gambling known as instant-win state lotteries during the previous calendar year, but no less than EUR 50,000,000.00 (fifty million/00), in any event;

b)
maintenance of the technological and market value of the physical distribution network granted in use for collection of public gambling known as instant-win state lotteries and fulfillment of every obligation to AAMS as provided in the deed of agreement, especially in reference to the assignment transactions referred to in Article 19, paragraphs 1 and 2. The indemnification limit in this case is EUR 25,000,000.00 (twenty-five million/00);

c)
proper execution of the activities and functions covered by the license, and fulfillment of every licensee obligation to the consumers, even when said obligations are met by means of management services suppliers of payment methods. For the first year of the license, the indemnification limit is set at EUR 20,000,000.00 (twenty million/00). For subsequent years, the indemnification limit is equal to 30 percent of the commission received from the licensee in the previous calendar year, but no less than EUR 20,000,000.00 (twenty million/00).

3.
The amount of the guarantee referred to in paragraph 2 is adjusted on an annual basis, by March 31 each year, based on the amounts to be communicated by AAMS by January 31 each year. Failure by the licensee to adjust the amount of the guarantee by the deadlines indicated above is grounds for forfeiture of the license.

4.
The guarantee referred to in paragraph 2 is valid for any effects arising during the license term, even when arising subsequent to expiration of the license, up to 2 years after the expiry date of the license. The licensee is entitled to provide the guarantee described above for the first or second period of the license, as long as it takes the forms provided in paragraph 1, respectively, for a period of 5 or 4 years, with a further two years of validity and the resulting obligation to renew within six months prior to the end of each 5 or 4 year period, with a new guarantee with analogous validity and conditions.

5.
The guarantee described in paragraph 2 must expressly provide that "in the event of a license forfeiture or revocation measure, the security deposit, after notice is given to the licensee and the institution that issued it, shall be collected by AAMS, without prejudice to AAMS's right to request additional damage compensation”.

6.
In the event of partial collection of the guarantee referred to in paragraph 2 by effect of the provisions of the deed of agreement, the licensee undertakes to replenish it within 15 days, counting from the day when AAMS makes this request. Failure to replenish by the deadline indicated above is cause for forfeiture of the license.

Article 22
Fees and compensation paid to AAMS

1.	The licensee undertakes to pay AAMS the fees for services rendered thereby in relation to the payment method, pursuant to Article 1, paragraphs 290 and 291 of Law no. 311 of December 30, 2004.

2.
The amount of compensation referred to in paragraph 1, the terms of payment and the payment methods are identified in an addendum to the deed of agreement, pursuant to Article 3, paragraph 2. The licensee expressly and unconditionally undertakes to sign said document within one month of adopting the rules governing the payment method pursuant to paragraph 1, above. AAMS, with its own justified measure, may postpone the expiry date set for signing the addendum.

3.
The licensee also undertakes to pay AAMS the amount pursuant to Article 16, paragraph 2, for use of the intangible assets related to public gambling known as instant-win state lotteries, in accordance with the methods indicated in the addendums to the license pursuant to Article 3, paragraph 2.

4.	The licensee undertakes, by November 30, 2010, to make the one-time payment for year 2010 as specified in the commercial offer resulting from the final award.

5.
The licensee undertakes, in order to use the physical distribution network referred to in Article 20 paragraphs 1 and 2, to pay AAMS a fee to be identified in a separate addendum pursuant to Article 3, paragraph 2.

Article 23
Commission of the licensee

1.
In return for the fulfillment connected to licensing of the activities and functions covered by the license for each form of public gambling known as instant-win state lotteries, the licensee is attributed a commission equal to 11.90% (eleven point nine percent) of the collection, including the 8% (eight percent) fee owed to the points of sale as provided by current legislation.

Article 24

Technical-operational inspection

1.
AAMS shall conduct specific sample-based inspections starting on January 1, 2011, of the distribution network to confirm compliance with the technical-organizational plan for the distribution network indicated in the general conditions.

2.	AAMS may conduct technical-operational inspections of the distribution network in the event of technological upgrades after the licensee announces its availability.

Article 25
Exercise of oversight, control and inspection activities

1.
AAMS, during the period of effectiveness of the license engages in oversight, control and inspections of the licensee, in specific reference to the performance of all licensed activities and functions.

2.	AAMS, in specific, conducts inspections of the licensee's production and distribution facilities to check for compliance with the provisions of the ticket safety and reliability plan.

3.
AAMS, through its own appointees, may proceed with testing and inspections unilaterally, including with preannounced access at the licensee's facilities, and at the facilities of third-party suppliers of the technological systems in use. The licensee undertakes to provide access to all information and documents requested by AAMS under the agreed terms, in addition to the equipment and instruments needed for detecting the factors needed to confirm the service levels. On the occasion of inspections and accesses, the licensee's partners must provide unconditional assistance to AAMS's appointees.

4.	All costs and fees associated with the access operations, inspections, testing and controls shall be borne by the licensee.

5.
The licensee undertakes, at its own expense, to eliminate any malfunctions detected by AAMS within the time limits to be indicated by AAMS at the time of detection and, in any event, in no more than 30 (thirty) days.

Article 26
Penalties

1.
Without prejudice to cases of license forfeiture, as provided in this deed of agreement, AAMS, after filing a formal report with licensee, may apply the penalties indicated in the following paragraphs, in accordance with standards of reasonableness and proportionality in relation to the non-fulfillment detected and the damages actually caused. The penalties do not relieve the licensee from third-party liability or from any additional damages related to tax-related interests.

2.	In the event of non-fulfillment of the general requirements and commitments related to the activities and functions covered by this license, the following penalties are provided:

a)	for failure to maintain the service levels indicated in Annex 2, penalties are applied for each breach detected as a function of its severity and duration, and the amount is reported in said Annex;

b)
for failure to activate the number of sales points foreseen in the technical-organizational plan for the distribution network, pursuant to section 9.2 letter j) of the general conditions, a penalty is applied for the amount reported in Annex 3, in proportion to the number of points of sale non activated and the number of municipalities not covered as compared to what was foreseen in the technical-organizational plan for the distribution network;

c)	for failure to comply with the document submission deadlines indicated in Article 8, paragraph 1, letter c), and in Article 14, paragraph 5, letter b), a penalty of EUR 1,500.00 (one thousand five hundred/00) is applied up until the tenth day late, inclusive, of EUR 5,000.00 (five thousand/00) for a delay between the eleventh and twentieth days, of EUR 10,000.00 (ten thousand/00) in the event of delays from the twentieth to the thirtieth day and EUR 20,000.00 (twenty thousand/00) after the thirtieth day;

d)
for a documented delay in paying out winnings or refunds to consumers pursuant to Article 12, paragraphs 4 and 5, a variable penalty is applied, ranging from a minimum of 10 percent to a maximum of 50 percent of the amount owed to the consumer, without prejudice to the obligation to pay what is due to the consumer;

e)
for each failure to follow the requirements related to the registration of intellectual property rights pursuant to Article 13, paragraph 6, a variable penalty is applied, ranging from a minimum of EUR 5,000.00 (five thousand/00) to a maximum of EUR 50,000.00 (fifty thousand/00), without prejudice to the possible initiation of forfeiture proceedings for cases of blatant damage to the public interest;

f)
for partial fulfillment of the plan pursuant to Article 14, paragraph 12, and of the actions pursuant to Article 14, paragraph 11, a variable penalty is applied, ranging from a minimum of 5% (five percent) to a maximum of 20% (twenty percent) of the unused amounts;

g)
for every single use of assets pursuant to Article 16, paragraph 1, without prior authorization from AAMS, a variable penalty is applied, ranging from a minimum of EUR 10,000.00 (ten thousand) to a maximum of EUR 30,000.00 (thirty thousand), without prejudice to the possible initiation of forfeiture proceedings for cases of blatant damage to the public interest;

h)
for failure to comply with the submission deadlines for the inventory of assets indicated in Article 18, paragraph 1, and the update pursuant to Article 18, paragraph 3, a penalty of EUR 1,000.00 (one thousand/00) is applied up until the tenth day late, inclusive, of EUR 5,000.00 (five thousand/00) for a delay between the eleventh and twentieth days, of EUR 10,000.00 (ten thousand/00) in the event of delays from the twentieth to the thirtieth day and EUR 20,000.00 (twenty thousand/00) after the thirtieth day;

i)	for failure to follow the requirements related to maintenance of the market value of the physical distribution network, the penalties indicated in Annex 1 to this deed of agreement are applied;

j)
for use of the physical distribution network without prior authorization from AAMS, pursuant to Article 20, paragraphs 1 and 2, a variable penalty is applied, ranging from a minimum of EUR 5,000.00 (five thousand/00) to a maximum of EUR 50,000.00 (fifty thousand/00), without prejudice to the possible initiation of forfeiture proceedings for cases of blatant damage to the public interest;

k)
for failure to respect the requirements undertaken by the licensee pursuant to Article 20, paragraph 4, a variable penalty is applied, ranging from a minimum of EUR 5,000.00 (five thousand/00) to a maximum of EUR 50,000.00 (fifty thousand/00), without prejudice to the possible initiation of forfeiture procedures for cases of blatant damage to the public interest;

l)
for late payment of the fee pursuant to Article 22, paragraph 1, a penalty equal to 5% (five percent) of the total amount owed but not paid by the scheduled deadline is applied. The total amount of this penalty is reduced by 30% (thirty percent) if the licensee pays the amount due and the penalty within fifteen days of the formal complaint by AAMS;

m)
for late payment of the amount pursuant to Article 22, paragraph 3, a penalty equal to 5% (five percent) of the total amount owed by not paid by the scheduled deadline is applied. The total amount of this penalty is reduced by 30% (thirty percent) if the licensee pays the amount due and the penalty within fifteen days of the formal complaint by AAMS;

n)
for late payment of the one-time amount pursuant to Article 22, paragraph 4, for the tax on gambling proceeds and any additional amounts owed to AAMS, in accordance with current legislation on public gambling known as instant-win state lotteries and the relevant measures on cash flow, a penalty equal to 5% (five percent) of said amounts is due for each day late up to the fifteenth day, without prejudice to the initiation, where applicable, of license forfeiture proceedings;

o)
for failure to follow the requirements related to mandatory management as indicated by AAMS in the license forfeiture measure, pursuant to Article 27, paragraph 5, below, penalties are applied in proportion to the severity of the breach, up to the amount of the guarantee pursuant to Article 21, paragraph 2;

p)
for unauthorized suspension of the activities and functions covered by the license, in relation to the collection of public gambling known as instant-win state lotteries, a penalty of EUR 500.00 (five hundred/00) is applied for each point of sale involved;

q)
for failure to follow the document submission terms pursuant to Article 14, paragraph 5, letter c), a penalty of EUR 5,000.00 (five thousand/00) is applied up to the tenth day, EUR 10,000.00 (ten thousand/00) from the eleventh to the thirtieth day and EUR 10,000.00 (ten thousand/00) after the thirtieth day for every additional month or partial month of delay.

3.	The licensee expressly and unconditionally undertakes to pay the penalties indicated in paragraph 2 in accordance with the procedures indicated in the formal report measure, pursuant to paragraph 1.

4.
In the event of late payment of any amount due to AAMS for any reason in accordance with this deed of agreement, late interest shall be calculated at the legal interest rate from the day after the due date until the date of actual payment.

5.	The penalties provided by current rules and regulations on this matter shall continue to apply in the event of late or omitted payment of taxes due.

CHAPTER VI
REVOCATION AND FORFEITURE OF THE LICENSE

Article 27
Revocation and forfeiture

1.	AAMS may revoke the license on the basis of newly-arisen grounds of public interest, changes in the de facto situation or reassessments of the original public interest.

2.	AAMS shall initiate license forfeiture proceedings in cases in which, in addition to the other cases expressly provided under this deed of agreement:

a)
the licensee or the legal representative or directors of the licensee are subject to precautionary measures or orders to proceed to trial for the types of crimes indicated in Law no. 55 of March 19, 1955, and for any other type of crime likely to undermine the relationship of trust with AAMS;

b)
the licensee engages in severe or repeated violations the relevant provisions on public gambling known as instant-win state lotteries, including violations by third parties the licensee has engaged to provide services involving remote collection for public gambling known as instant-win state lotteries and, in specific, what is described in the ticket safety and reliability plan and any modifications thereto approved by AAMS;

c)
the licensee violates the laws on the repression of anomalous, unlawful and clandestine gambling and, in specific, when it or its subsidiaries or affiliates market, in Italy, games comparable to public gambling known as instant-win state lotteries or other games prohibited by the Italian legal system;

d)
after entering into the deed of agreement, it is discovered, for any reason, that one of the core requirements is not being met for purposes of continuation of the license relationship pursuant to chapter 5 of the general conditions;

e)
the licensee violates the duties and obligations, including those related to communications, pursuant to this deed of agreement and, in specific, the provisions of Article 6 and Article 8, paragraph 1, letter d);

f)
the licensee fails to pay the amounts due in accordance with the schedule and procedures set forth in Article 12 of the deed of agreement and the provisions on public gambling known as instant-win state lotteries;

g)	the licensee fails to maintain, starting in 2012, the minimum collection level for public gambling known as instant-win state lotteries pursuant to Article 4, paragraph 2, for three consecutive years;

h)	the licensee operates gambling collection at fewer than 10,000 points of sale or in locations separate from physical points of sale, without prejudice to the provisions of Article 14, paragraph 4;

i)
the licensee fails to activate the agreed points of sale in terms of the number and/or geographical distribution declared in the technical-organizational plan for the distribution network and for which it received a winning score during the selection procedure for the award instead of another candidate who ended up being classified in a second-rate position;

j)	the licensee fails to submit the guarantee pursuant to Article 21, within the deadlines set form in Article 21;

k)
the licensee is more than fifteen days late - after the time limit provided by current legislation on public gambling known as instant-win state lotteries and by the relevant measures on cash flow - in paying the amounts due to AAMS pursuant to Article 22 of the deed of agreement and, in specific, the one-time payment provided under paragraph 4 of this Article;

l)	the licensee impedes, either formally or in practice, proper, thorough performance of the controls conducted by AAMS pursuant to Article 25;

m)
the licensee fails to produce certification of random prize generation pursuant to Article 4, paragraph 5, letter a) by December 31, 2010, without prejudice to the impossibility of issuing lotteries prior to the date of presentation;

n)	the licensee fails to achieve the minimum service level percentage, resulting in forfeiture pursuant to Annex 2.

3.
AAMS, by the first half of the fifth year of the license, in the event of a negative assessment of licensee performance, and also considering the achievement of the minimum collection level pursuant to Article 4, paragraph 2, shall proceed to revoke the license with effect starting October 1, 2015.

4.	In the event of revocation of the license or forfeiture of the license this initial deed of agreement is automatically nullified.

5.	The licensee is not entitled to any compensation due to the forfeiture or early termination of the license, in any event, whatever the reason.

6.
AAMS, should the conditions under paragraph 1 and paragraph 2 be met, respectively, shall notify the licensee of the initiation of the revocation process or shall charge the licensee directly, if the forfeiture process has already begun, for the related costs, in accordance with the procedures indicated in Articles 7 and 8 of Law no. 241 of August 7, 1990, as modified. AAMS, at the conclusion of said process, when necessary, shall adopt a justified revocation or forfeiture measure indicating:

a)	the assignment schedule for the physical distribution network for collection for public gambling known as instant-win state lotteries;

b)	the procedures and term for mandatory management;

c)	the penalties applied to the dismissed licensee, in the event of failure to satisfy the terms and procedures pursuant to letters a) and b).

7.
In the event of license revocation or forfeiture proceedings, the guarantee pursuant to Article 21, paragraph 2, shall be collected by AAMS, without prejudice to its right to claim additional compensation for all damages, already incurred and still accruing, and the reimbursement of expenses.

Article 28
Licensee obligations in the event of revocation or forfeiture

1.
In the event of license revocation or license forfeiture pursuant to Article 27, the licensee expressly and unconditionally undertakes, within the time limits indicated by AAMS in the revocation or forfeiture measure, to assign to AAMS, to another licensee or to a third party indicated by AAMS, all tangible and intangible assets that make up the physical distribution network for the collection for public gambling known as instant-win state lotteries in accordance with the procedures provided in Article 19.

2.
The licensee, in addition, is expressly required to guarantee mandatory management in accordance with the procedures and term indicated by AAMS in the revocation or forfeiture measure, for the purpose of preventing any interruption of the gaming and facilitate the transfer of the activities and functions covered by the license to AAMS, to another licensee or to a third party indicated by AAMS.

3.	The licensee shall receive, for the mandatory management period, the commission indicated in Article 23.

CHAPTER VII
FINAL PROVISIONS

Article 29
Protection of the confidentiality of the information

1.
The parties, in accordance with the provisions of Legislative Decree no. 196 of June 30, 2003, expressly undertake not to disseminate confidential information in any form or format, and not to allow it to be used, for any reason, for any purposes not explicitly connected to performance of the activities and roles detailed in the license.

Article 30
Legal jurisdiction and rules for disputes

1.	The license is regulated and interpreted in accordance with Community and national laws.

2.	Any matters not addressed explicitly by the parties herein shall be subject to the relevant substantial and procedural legal standards of the Community and national legal systems.

Article 31
Execution

1.	The deed of agreement is effective and binding for the parties from October 1, 2010 and for AAMS from the date of approval by the relevant supervisory bodies, if after October 1, 2010.

Rome, AUGUST 5, 2010

For AAMS                        For Lotterie Nazionali s.r.l.
Davide Diamare                        Marco Tasso
[signature]                            [signature]

[stamp]

Pursuant to Article 1341 et seq. of the civil code, Lotterie Nazionali s.r.l. specifically approves the following:

For Lotterie Nazionali s.r.l.
Article 2 - paragraphs 2, 3 and 4;	Signature [signature]
Article 3 - paragraph 1;	Signature [signature]
Article 4 - paragraphs 1 and 2;	Signature [signature]
Article 5;	Signature [signature]
Article 6;	Signature [signature]
Article 7;	Signature [signature]
Article 9 - paragraphs 3 and 7;	Signature [signature]

Article 10;	Signature [signature]
Article 11;	Signature [signature]
Article 12 - paragraphs 3, 4, 5, 6 and 7;	Signature [signature]
Article 13 - paragraphs 1, 2, 4, 5 and 6;	Signature [signature]
Article 14 - paragraphs 2, 3, 4, 5, 11, 12, 13, 18 and 21;	Signature [signature]
Article 15 - paragraph 4;	Signature [signature]
Article 17 - paragraph 2;	Signature [signature]
Article 19;	Signature [signature]
Article 20;	Signature [signature]
Article 21;	Signature [signature]
Article 22;	Signature [signature]
Article 23;	Signature [signature]
Article 24;	Signature [signature]
Article 25;	Signature [signature]
Article 26;	Signature [signature]
Article 27;	Signature [signature]
Article 28;	Signature [signature]
Article 30;	Signature [signature]
[stamp]
[initials]